UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 4, 2007

Federal Home Loan Bank of Cincinnati
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51399	31-6000228
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Atrium Two, P.O. Box 598, Cincinnati, Ohio		45201-0598
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-852-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 4, 2007, the FHLBanks Office of Finance issued a press release to elaborate on its monthly statistical report on debt issuance. The news release disclosed that systemwide, Federal Home Loan Bank Advances activity stood at $769 billion as of August 31, 2007, an increase of $110 billion compared to July 31, 2007.

In response to the Office of Finance news release, the Federal Home Loan Bank of Cincinnati (FHLBank) reports that as of August 31, 2007, advances principal was $51.8 billion, up $3.9 billion compared to July 31, 2007, and up $4.5 billion compared to June 30, 2007.

Also on September 4, 2007, Royal Bank of Scotland (RBS) notified the FHLBank that its planned consolidation of RBS Citizens Bank and Charter One Bank, NA (Charter One) has occurred. The consolidation of Charter One’s banking charter outside of the Fifth Federal Home Loan Bank District resulted in the automatic termination of Charter One’s membership in the FHLBank. As of August 31, 2007, Charter One was our second largest shareholder ($527 million or 14% of total stock), unchanged from June 30, 2007, and our second-largest borrower ($7.4 billion or 14% of total Advances), down from $11.6 billion or 24% of total Advances as of June 30, 2007.

As a result of Charter One’s membership termination, its business activity with us eventually must wind down to zero, which is anticipated to take place over a period of two to five years. As long as Charter One maintains outstanding Advances with us, they will be required to hold capital stock at a level sufficient to capitalize those Advances at the minimum required activity rate of four percent and maintain required collateral coverage levels. In addition, Charter One’s capital stock became mandatorily redeemable (classified as a liability) immediately effective upon charter termination.

At this time, we do not know what the specific business impact will be from the loss of Charter One as a member other than the eventual runoff of outstanding Advance balances and reduction in capital stock holdings. Based on our current analysis, we believe going forward it will not materially affect the adequacy of our liquidity, our profitability in terms of the dividend rates available to pay remaining stockholders, our ability to make timely principal and interest payments on our participations in Consolidated Obligation debt and other liabilities, and the ability to continue providing sufficient membership value to our members. Our business model is structured to be able to absorb sharp changes in our Mission Asset Activity and capitalization because we can undertake commensurate reductions in our liability balances and because of our relatively low operating expenses.

Absent replacing the volume of business, we expect that our annual net income will decrease. The exact timing of the decrease in net income will depend on when Charter One’s business with us terminates and when we decide to repurchase its excess stock. The decrease in net income will occur from two sources: less interest income due to a smaller amount of total interest-earning assets, partially offset by a smaller amount of interest-bearing liabilities that currently fund Charter One’s Advances; and a reduction in the earnings provided by funding assets with Charter One’s interest-free capital. The exact amount of decrease in net income will depend on the level of interest rates, which affects the earnings from funding with capital, and the net spreads earned on Charter One’s Advances, which varies according to trends in our funding costs. Although net income will decrease, the impact on the ROE and dividend rate payable due to Charter One’s membership termination is expected to be small because, concurrent with losing its Advances, we expect to repurchase Charter One’s excess stock. The exact impact on profitability could be within a range of plus or minus several basis points, depending on the level of interest rates and net spreads earned on its Advances.

We will closely monitor the actual and potential effects from this development on our financial condition and results of operations and, if appropriate, implement strategies to attempt to minimize any adverse impacts on our operations.

This document contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Cincinnati

September 4, 2007	By:	Andrew S. Howell

Name: Andrew S. Howell
Title: Executive Vice President